UNITED STATES

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant x

Filed by Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
X	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

x	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

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(Set forth the amount on which the filing fee is calculated and state how it was determined):

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5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

7908 N. SAM HOUSTON PARKWAY WEST, FIFTH FLOOR

HOUSTON, TEXAS 77064

May 11, 2007

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held at 10:00 a.m., on June 20, 2007, at the Sheraton Houston Brookhollow Hotel located at 3000 North Loop West, Houston, Texas 77092.

At the annual meeting, you will be asked to consider and vote upon the re-election of W. Richard Anderson, and Robert S. Herlin, and the election of Robert G. Croyle as Class I directors. Our board of directors has determined that the election of these directors is in the best interests of our stockholders, and our board of directors recommends that you vote FOR election of each of these directors.

Details regarding the matters to be acted upon at the annual meeting appear in the accompanying proxy statement. Please give this material your careful attention.

Whether or not you are able to attend the annual meeting, it is important that your shares be represented and voted. Accordingly, be sure to complete, sign and date the enclosed proxy card and mail it in the envelope provided as soon as possible so that your shares may be represented at the meeting and voted in accordance with your wishes. If you do attend the annual meeting, you may vote in person even if you have previously returned your proxy card.

On behalf of our board of directors and management, thank you for your continued support of Boots & Coots.

Very truly yours,

Douglas Swanson	Jerry Winchester
Chairman	Chief Executive Officer

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BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

7908 N. SAM HOUSTON PARKWAY WEST, FIFTH FLOOR

HOUSTON, TEXAS 77064

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 20, 2007

To the Stockholders of Boots & Coots International Well Control, Inc.:

Our 2007 Annual Meeting of Stockholders will be held on June 20, 2007, at 10:00 a.m., local time, at the Sheraton Houston Brookhollow Hotel located at 3000 North Loop West, Houston, Texas 77092, for the following purposes:

(1)	to elect three nominees to our board of directors to serve as Class I directors until their successors are duly elected or until their earlier death, resignation, or removal;

(2)	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The close of business on Friday, May 4, 2007 was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting or any adjournment(s) or postponement(s) thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of the stockholders will be available for examination at our corporate offices in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting.

A record of our activities during 2006 and our financial statements for the fiscal year ended December 31, 2006 are contained in the 2006 Annual Report on Form 10-K accompanying the enclosed proxy statement. The Annual Report does not form any part of the material for solicitation of proxies.

You are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, we ask that you vote as soon as possible. You may vote by completing, signing, dating and returning your proxy card in the enclosed envelope. You may revoke your proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

By Order of the Board of Directors,

Brian Keith

Corporate Secretary

Dated: May 11, 2007

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WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE AT YOUR EARLIEST CONVENIENCE. IF YOU DO ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION.

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

7908 N. Sam Houston Parkway West, Fifth Floor

Houston, Texas 77064

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held June 20, 2007, 10:00 A.M. Local Time

The enclosed proxy is solicited by our board of directors for use at the annual meeting of stockholders to be held on June 20, 2007. Shares of our common stock, par value $0.00001 per share, represented in person or by a properly executed proxy will be voted at the meeting. The approximate date on which this proxy statement and the enclosed proxy will first be mailed to our stockholders is May 11, 2007.

We will bear the cost of soliciting proxies. In addition to solicitation by mail, solicitation of proxies may be made by personal solicitation, letter, telephone, telecopy or other form of wire or electronic communication by any of our officers, directors and employees who will receive no additional compensation for these activities. Brokerage firms will be requested to forward proxy materials to beneficial owners of shares registered in their names and will be reimbursed for their expenses.

Proxies

If you are not able to attend the annual meeting in person, you may vote by completing the enclosed proxy card and returning it to us. Instructions for voting by mail are included on your proxy card. You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the meeting. Your shares will be voted according to your instructions. If you sign and return your proxy card but do not provide instruction as to how you wish to vote, your shares will be voted FOR the election of the three Class I director nominees named in the accompanying form of proxy. Although we are not aware of any other proposals to be presented at the meeting, your proxy authorizes the persons named in the proxy card to vote on your behalf with respect to any other matters brought before the stockholders. In the event any other proposals are presented at the meeting, the persons named in the proxy card will vote your shares in accordance with their best judgment. The proxy may be revoked at any time before its exercise by sending written notice of revocation to Brian Keith, Corporate Secretary, Boots & Coots International Well Control, Inc., 7908 N. Sam Houston Parkway West, Fifth Floor, Houston, Texas 77064, or by signing and delivering a proxy that is dated and received later by mail, or, if you attend the meeting in person, by giving notice of revocation to the inspector of election at the meeting.

Voting Procedures and Tabulation

We will appoint one or more inspectors of election to serve at the annual meeting. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of the shares, determine the shares represented at the meeting and the validity of proxies and ballots, tabulate all votes and ballots, make a written report of the meeting and perform certain other duties as required by law. Each inspector will sign an oath to perform his or her duties in an impartial manner and to the best of his or her abilities.

Under Delaware law, our certificate of incorporation, and our bylaws, abstentions, broker non-votes or other limited proxy as to a proposal voted on at the meeting will be counted towards a meeting quorum, but cannot be voted on the proposal and therefore will not be considered a part of the voting power with respect to the proposal. Accordingly, an abstention or broker non-vote will have no effect on the voting on the election of directors, provided a quorum is present, because directors are elected by a plurality of the shares of stock present in person or by proxy at the meeting and entitled to vote.

Voting Securities

Only the holders of record of our common stock at the close of business on May 4, 2007, the record date for the meeting, are entitled to vote on the election of directors at the meeting. On the record date, there were 75,025,130 shares of common stock outstanding and entitled to be voted at the meeting. A majority of the shares of common stock, present in person or by proxy, is necessary to constitute a quorum. Each share of common stock is entitled to one vote.

PROPOSAL 1:

ELECTION OF CLASS I DIRECTORS

Our Board of Directors

Our business and affairs are managed by our board of directors, which exercises all of our corporate powers and establishes broad corporate policies. Our certificate of incorporation requires that our board of directors consist of at least three and no more than nine individuals, with the exact number to be determined by the board. Currently, the size of our board of directors is fixed at eight members, thereby requiring us to have a minimum of four independent directors under the rules of the American Stock Exchange. We currently have six independent directors: Douglas E. Swanson, Cindy B. Taylor, W. Richard Anderson, Robert S. Herlin, Robert Croyle and E. J. “Jed” DiPaolo.

Our certificate of incorporation requires that our board of directors be divided into three classes, with each class having a staggered three-year term. Directors are elected to serve until the annual meeting of stockholders for the year in which their term expires and until their successors have been elected and qualified, subject, however, to their prior death, resignation, retirement, disqualification or removal from office. Assuming a quorum is present at the annual meeting, three Class I directors will be elected by a plurality of the votes of the holders of common stock present in person or represented by proxy at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Abstentions, broker non-votes and proxies where the stockholder has withheld authority to vote have no effect on the vote. All duly submitted and unrevoked proxies will be voted for W. Richard Anderson, Robert S. Herlin and Robert G. Croyle, the Class I nominees, except where authorization so to vote is withheld. If any nominee should become unavailable for election for any unforeseen reason, the persons designated as proxies will have full discretion to vote for another person nominated by the board of directors.

Messrs. Anderson, Herlin and Croyle have consented to serve as Class I directors if elected. Messrs. Anderson, Herlin and Croyle are presently directors and have served continuously in that capacity since 1999, 2003 and January 2007, respectively.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING DIRECTOR NOMINEES:

Name of Nominee	Age	Year First Elected Director	Position	Class	Expiration of Term
W. Richard Anderson	53	1999	Director	I	2010
Robert S. Herlin	52	2003	Director	I	2010
Robert G. Croyle	64	2007	Director	I	2010

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table lists the name, age, and office of each of our directors and executive officers. There are no family relationships between any director and any other director or executive officer.

NAME	AGE	POSITION
Douglas E. Swanson	68	Chairman of the Board
Jerry L. Winchester	47	President, Chief Executive Officer and Director
Gabriel Aldape	47	Chief Financial Officer
Dewitt H. Edwards	48	Executive Vice President
Don B. Cobb	50	Executive Vice President
W. Richard Anderson (1)	53	Director
E. J. DiPaolo (1)	54	Director
Robert S. Herlin (1)	52	Director
K. Kirk Krist	48	Director
Cindy B. Taylor (2)	45	Director
Robert Croyle	64	Director

(1)	Member of the Audit and Compensation Committees.
(2)	Member of the Compensation Committee.

Biographies of Executive Officers And Directors

Douglas E. Swanson has served as a Class III director since March 2006. Mr. Swanson serves as a Class III director for a term that will expire on the date of our annual meeting of stockholders in 2009. Mr. Swanson was elected Chairman of the board by our board of directors on November 6, 2006. Mr. Swanson was appointed as president and chief executive officer of Oil States International, Inc. in January 2000. He resigned his position as President of Oil States in May, 2006, and he resigned his position as Chief Executive Officer of Oil States on April 30, 2007. Oil States International, Inc., a diversified oilfield services company, that is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and is a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is a publicly traded company on the New York Stock Exchange under the symbol “OIS”. Mr. Swanson remains a director of Oil States. Prior to joining Oil States, Mr. Swanson served as president and chief executive officer of Cliffs Drilling Company, a contract drilling company, from January 1992 to August 1999. He holds a bachelor’s degree from Cornell College and is a Certified Public Accountant.

Jerry Winchester has served as our President, Class II Director and Chief Operating Officer since 1998. In July of 2002 he assumed the position of chief executive officer. Mr. Winchester serves as a Class II Director for a term that will expire on the date of our annual meeting of stockholders scheduled in 2008. Prior to joining us in 1998, Mr. Winchester was employed by Halliburton Energy Services since 1981 in positions of increasing responsibility, most recently as Global Manager—Well Control, Coil Tubing and Special Services. He received his B.S. in Engineering Technology from Oklahoma State University in 1982 and is an active member of the Society of Petroleum Engineers and the International Association of Drilling Contractors.

Gabriel Aldape was appointed our Chief Financial Officer March 3, 2006. From July 1998 to February 2006, Mr. Aldape served as Vice President—Finance of Hydraulic Well Control, LLC and in such capacity was responsible for directing investment analysis, cost analysis, general accounting, and finance management, including cash management and business planning, for Oil States land drilling operation, for Capstar Drilling. Mr. Aldape also managed the Sarbanes-Oxley compliance effort for Hydraulic Well Control, LLC and Capstar Drilling. While at Hydraulic Well Control, LLC, Mr. Aldape directed the financial start up efforts in Dubai, the Republic of the Congo, Algeria and Egypt. Prior to that, his international experience includes five years as finance manager and controller of Hydraulic Well Control, LLC in Mexico and Venezuela. Mr. Aldape has spent 21 years in accounting and management in the oil field service industry.

Dewitt H. Edwards has served as Executive Vice President since June 30, 2006. From April 2005 to June 2006, Mr. Edwards served as Senior Vice President—Finance and Principal Financial Officer. His primary responsibilities include the delivery of our services and the business development and geographic management of our domestic businesses. Prior to his employment, Mr. Edwards served as a consultant to the Company from May 2002 to April 2005. In that capacity, he had been engaged to work on initiatives to refinance our debt and improve our overall capital structure and liquidity. Prior to that time, Mr. Edwards had been employed by us as Executive Vice President since September 1998. Before joining us, Mr. Edwards had been employed by Halliburton Energy Services for 19 years where he served in positions of increasing authority, including Mid-Continent area manager and North America resource manager.

Don B. Cobb was appointed Executive Vice President February 5, 2007. Mr. Cobb had served as President of Hydraulic Well Control since 1998. During that period, HWC expanded from a domestic based service provider into an international company with continuing international operations in the Republic of Congo, Algeria, United Arab Emirates, Venezuela and Egypt. While employed by HWC, Mr. Cobb was also involved in the senior management of Oil States International, Inc.’s U.S. land drilling business, Capstar Drilling, L.P. and Elenburg Exploration. Prior to his employment with HWC, Mr. Cobb was employed for 22 years by Baker Hughes, Inc., where he served in various management and technical positions of increasing authority in the U.S. and internationally, including Area Manager of Indonesia, Regional Manager Western U.S. and Alaska, Regional Manager of Latin America and Manager of Multi-Lateral Operations.

W. Richard Anderson has served as a Class I director since August 1999. Mr. Anderson also serves as chairman of the Audit Committee and is a member of the Compensation Committee. Mr. Anderson serves as a Class I Director for a term that will expire on the date of the annual meeting of stockholders scheduled for calendar year 2007. Mr. Anderson is the President, Chief Financial Officer and a director of Prime Natural Resources, a closely-held exploration and production company. Prior to his employment at Prime in January 1999, he was employed by Hein & Associates LLP, a certified public accounting firm, where he served as a partner from 1989 to January 1995 and as a managing partner from January 1995 until October 1998. Mr. Anderson also serves on the boards of directors of Global Santa Fe Corporation and Calibre Energy, Inc.

E. J. DiPaolo served as a director from May 1999 to December 4, 2002, then was reappointed on September 30, 2003. Mr. DiPaolo serves as a Class II Director for a term that will expire on the date of our annual meeting of stockholders in 2008. Mr. DiPaolo also serves on the Audit and Compensation Committees. Since August of 2003, Mr. DiPaolo has provided consulting services to Growth Capital Partners, L.P., a company engaged in investments and merchant banking. Mr. DiPaolo was the Senior Vice President, Global Business Development of Halliburton Energy Services, having had responsibility for all worldwide business development activities until his retirement in 2002. Mr. DiPaolo was employed at Halliburton Energy Services from 1976 until his retirement in progressive positions of responsibility.

Robert S. Herlin was appointed a Class I director on September 30, 2003. Mr. Herlin serves on the Audit Committee and chairs the Compensation Committee. Mr. Herlin serves as a Class I Director for a term that will expire on the date of the annual meeting of stockholders scheduled for calendar year 2007. Since 2003, Mr. Herlin has served as the President, CEO and a Director of Evolution Petroleum Corporation, a public company involved in the acquisition and redevelopment of oil and gas properties. Since 2003, Mr. Herlin has served as a partner with Tatum Partners, a service company that provides principal executive and accounting officers to clients on a contract basis. Prior to his employment at Evolution Petroleum Corporation, Mr. Herlin was CFO of Intercontinental Tower Corporation, a wireless telecom infrastructure operation in South America from 2000 to 2003. Mr. Herlin earned his MBA from Harvard and engineering degrees from Rice University.

K. Kirk Krist has served as a Class III director since our acquisition of IWC Services on July 29, 1997. Mr. Krist’s term as a class III director will expire on the date of our annual meeting of stockholders in 2009.

Mr. Krist served as Chairman of the Board from December 2002 to December 2006. Mr. Krist is a graduate of the University of Texas with a B.B.A. in Business. He has been a self-employed oil and natural gas investor and venture capitalist since 1982.

Cindy B. Taylor became a Class II director on March 3, 2006 for a term that will expire on the date of our annual meeting of stockholders in 2008. Mrs. Taylor also serves on the Compensation Committee. On May 1, 2007, Mrs. Taylor was appointed Chief Executive Officer and a director of Oil States International, Inc., in addition to her roles as President and Chief Operating Officer of Oil States, which positions she has held since May 2006. Mrs. Taylor served as Senior Vice President—Chief Financial Officer and Treasurer of Oil States International Inc. from May 2000 to May 2006. Prior to joining Oil States, Mrs. Taylor served as the Chief Financial Officer of L.E. Simmons & Associates, Incorporated from August 1999 to May 2000, the Vice President-Controller of Cliffs Drilling Company from July 1992 to August 1999 and in various positions with Ernst & Young LLP, a public accounting firm, from January 1984 to July 1992. She received a bachelor’s degree of business administration from Texas A&M University and is a Certified Public Accountant.

Robert G. Croyle became a Class I director on January 1, 2007 for a term that will expire on the date of the annual meeting of stockholders scheduled for calendar year 2007. Since 2002, Mr. Croyle has served as Vice Chairman and Chief Administrative Officer at Rowan Companies, Inc., a major international offshore and land drilling contractor traded on the New York Stock Exchange. Mr. Croyle has held various positions with Rowan Companies, Inc. since 1973, including serving as director since 1998. From 1993 to 2002, he served as Executive Vice President with management responsibility for Rowan’s aviation and manufacturing divisions. He retired from Rowan on December 31, 2006.

COMMITTEES AND BOARD MEETINGS

As permitted by our bylaws, our board of directors has designated from its members a Compensation Committee and an Audit Committee. We do not have a standing nominating committee of the board of directors or any other committee that performs a similar function. During 2006, the board of directors held four regular meetings and three special meetings. All directors, with the exception of Mr. Croyle, whose appointment as a director was not effective until January of 2007, attended 100% of such meetings held during 2006.

Consideration of Director Nominees. We do not presently maintain a nominating committee of the board of directors. Instead, we rely on the judgment of our independent board members to identify and select qualified candidates for election to our board. Although our board may authorize the establishment of a nominating committee in the future, our current board is relatively small, and four of our independent directors already serve on the Audit Committee, the Compensation Committee, or both. Our independent directors identify nominees to the board according to the criteria outlined below, and the board ultimately selects nominees based upon the same criteria.

Our independent directors consider the following criteria in recommending the nomination of individuals for re-election to our board:

•	Record of past attendance at board of directors and committee meetings;

•	Ability to contribute to a positive, focused atmosphere in the board room;

•	Absence of any cause for removal from the board of directors; and

•	Past contributions in service on the board of directors.

In addition, all nominees for re-election must evidence a desire and willingness to attend future board of directors and committee meetings. All decisions regarding whether to recommend the nomination of a director for re-election is within the sole discretion of the independent members of our board.

Our independent directors consider the following criteria in recommending new nominees to the board of directors and its committees from time to time:

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Expertise and perspective needed to govern the business and strengthen and support executive management – for example: strong financial expertise, knowledge of international operations, or knowledge of the oil field services and petroleum industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions, under pressure if necessary.

•	Interest and enthusiasm in us and a commitment to become involved in our future.

•	The time and energy to meet board commitments.

•	Constructive participation in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	Willingness to anticipate and explore opportunities.

All decisions regarding whether to recommend the nomination of a new individual for election to the board of directors is within the sole discretion of the independent members of our board.

All new nominees and directors considered for re-election are evaluated without regard to race, sex, age, religion, or physical disability.

Our independent directors will also consider director nominees of stockholders, provided that such recommendations are made in writing to the attention of our Corporate Secretary and received not less than 120 days in advance of our annual stockholder meeting. A stockholder must include the following information with each recommendation for a director nominee:

•	the name and address of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	whether the stockholder intends to appear in person or by proxy at our annual stockholders’ meeting to make the nomination;

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a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is made; and

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the name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a member of our board and the person’s consent to be named as a director if selected and nominated by our board.

Compensation Committee. Our Compensation Committee is comprised of two or more directors appointed from time to time by, and serving at the discretion of, the board of directors. Our board of directors appointed Messrs. DiPaolo and Herlin to join Mr. Anderson on the Compensation Committee effective November 12, 2003, and Mrs. Taylor was appointed by our board of directors on March 3, 2006. Mr. Herlin is the chairman of the committee. The Compensation Committee administers our equity compensation plans, and in this capacity makes all option grants or other awards to employees, including executive officers, under the plans, and makes recommendations to the board of directors for equity awards to the Company’s directors. In addition, the Compensation Committee is responsible for making recommendations to the board of directors with respect to the compensation of our chief executive officer and our other executive officers and for establishing compensation and employee benefit policies. The Compensation Committee met four times during 2006.

Audit Committee. Our Audit Committee is comprised of two or more directors appointed from time to time by, and serving at the discretion of, the board of directors. Messrs. DiPaolo, Herlin and Anderson are the members of the Audit Committee and Mr. Anderson is the chairman of the committee. The Audit Committee reviews our financial reporting processes, system of internal controls, and the audit process for monitoring compliance with laws and regulations. In addition, the committee reviews, with our auditors, the scope of the audit procedures to be applied in the conduct of the annual audit, as well as the results of that audit. Our board has determined that each of the Audit Committee members is independent, in accordance with the Audit Committee requirements of the American Stock Exchange and the U.S. Securities and Exchange Commission. Further, our board has determined that Messrs. Anderson and Herlin are financial experts within the meaning of applicable rules of the U.S. Securities and Exchange Commission. The Audit Committee met four times in 2006.

AUDIT COMMITTEE REPORT

To the Stockholders of

Boots & Coots International Well Control, Inc.:

The primary purposes of the Audit Committee of the Board of Directors are to: (A) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s independent auditor and (B) prepare a committee report as required by the U.S. Securities and Exchange Commission to be included in the Company’s annual proxy statement. The Audit Committee’s function is more fully described in its charter, copy of which was included as Exhibit A to our proxy statement filed with the U.S. Securities and Exchange Commission on January 30, 2006 and is available through its website at www.sec.gov, and which may also be obtained in print from our Corporate Secretary by any stockholder who requests it. The Audit Committee held four meetings during 2006.

Throughout 2006 and continuing to-date, the Audit Committee has been comprised entirely of independent directors, as defined and required by current AMEX listing standards and Section 10A(m)(3) of the Exchange Act of 1934, as amended, and as so determined by our Board of Directors. The Board of Directors has also determined that Messrs. Anderson and Herlin are each an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006, with our management. The committee also discussed with UHY, LLP, (“UHY”), our independent auditors for the 2006 fiscal year, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as modified or supplemented, and have received the written disclosures and the letter from UHY required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented. Based on the above review and discussions, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 31, 2006 be included in our Annual Report on Form 10-K.

March 23, 2007

Respectfully submitted,

THE AUDIT COMMITTEE

W. Richard Anderson

E. J. DiPaolo

Robert S. Herlin

AUDIT RELATED FEES

During 2006 and 2005, we incurred the following fees for services performed by UHY:

Fee Type	2006	2005
Audit Fees	$351,000	$190,000
Audit Related fees	32,000	46,000
Tax Fees	—	—
Other Fees	149,000	16,000
Total Fees	$532,000	$252,000

Audit Fees. Audit fees represent the aggregate fees for professional services rendered by UHY for the audit of our annual financial statements for the fiscal years ended December 31, 2006 and December 31, 2005, and the reviews of our financial statements included in our Forms 10-Q for all quarters of fiscal 2006 and 2005.

Audit Related Fees. Audit-related fees include professional services rendered by UHY for audits of our employee benefit plans.

Tax Fees. We use an independent consultant other than UHY to perform all tax related consulting work.

All Other Fees. Other fees paid to UHY during 2006 and 2005 were related to the acquisition of HWC, including the acquisition audit of HWC for the year ended December 31, 2005 that was performed in 2006 and consent fees for various registration statements we filed during 2006.

Pre Approval Policies and Procedures. The Audit Committee has established written pre-approval policies that require the approval by the Audit Committee of all services provided by UHY as the principal independent accountants and all audit services provided by other independent accountants. All of the services described above provided by UHY to us were approved in accordance with the policy.

Work Performed by Principal Accountant’s Full Time, Permanent Employees. UHY acts as our principal independent registered public accounting firm. Through December 31, 2006, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY’s partners provided non-audit services. UHY has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

The Selection of Auditors. The Board of Directors appointed UHY as principal independent accountants to audit the financial statements of us for the years ending December 31, 2006, 2005, and 2004. The appointment was made upon the recommendation of the Audit Committee. UHY has advised that neither the firm nor any member of the firm has any direct financial interest or any material indirect interest in us. Also, during at least the past three years, neither the firm nor any member of the firm has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires our officers and directors to file reports of ownership and changes in ownership of our common stock with the U.S. Securities and Exchange Commission and the American Stock Exchange. Based upon a review of the Forms 3, 4, and 5 presented to us, we believe that all reports were filed on a timely basis except as follows:

Mr. Aldape was late filing a Form 3 upon joining us on March 3, 2006 as Chief Financial Officer and in reporting the grant in connection with his employment of an option to purchase 150,000 shares of common stock pursuant to our 2004 Long Term Incentive Plan.

Mr. Krist was late filing a Form 4 after exercising options to purchase 253,750 shares of the Company’s common stock on March 22, 2007, and the sale of the same shares on the same date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the HWC acquisition, we issued a $15 million unsecured subordinated debt to Oil States Energy Services, Inc., adjusted to $21.2 million after a $6.2 million working capital adjustment. The note bears interest at a rate of 10% per annum, and requires a one-time principal payment on September 9, 2010.

RELATED PARTY TRANSACTION REVIEW POLICIES AND PROCEDURES

A transaction or series of similar transactions to which we are a party in which the amount involved exceeds $120,000 and involves a director, executive officer, 5% holder or any immediate family members of these persons are generally evaluated by a special committee of disinterested directors formed by our board of directors to evaluate such transactions. In addition, our code of conduct provides that every employee, officer and director should disclose any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest or any material transaction or relationship to an appropriate corporate officer or to the members of our Audit Committee. The Audit Committee has the authority to evaluate any such conflicts of interest and recommend actions to be taken by our board in connection with such conflicts of interest or to report the existence of any such conflict of interest to the full board for it to take action.

SECURITY HOLDER COMMUNICATIONS

Security holder communications intended for the board of directors or for particular directors (other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and communications made in connection with such proposals) may be sent in care of: Corporate Secretary, Boots & Coots International Well Control, Inc., 7908 N. Sam Houston Parkway West, 5th Floor, Houston, Texas 77064. The Secretary will forward all such communications to the board of directors or to particular directors as directed without screening such communications.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that covers all employees, directors, and officers, and that relates to the honest and ethical conduct in all business dealings, full, fair, accurate, timely and understandable disclosures in all reports filed by us with, or submitted to, the U.S. Securities and Exchange Commission and in other public communications, compliance with applicable governmental rules and regulations, and avoidance of conflicts of interest. The Code of Business Conduct and Ethics is available on the ‘Company Info’ link at www.boots-coots.com. Copies of the Code of Business Conduct and Ethics may also be obtained upon written request of our corporate Secretary at our principal executive office address.

EXECUTIVE COMPENSATION

The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been included as exhibits to our periodic reports on Forms 10-K, 10-Q and 8-K filed with the U.S. U.S. Securities and Exchange Commission.

Compensation Discussion and Analysis

Introduction

The following discussion provides an overview of the Compensation Committee of our board of directors, the background and objectives of our compensation programs for our executive management, and the material elements of the compensation of each of the executive officers identified in the following table, whom we refer to as our “named executive officers”:

Named Executive Officers	Title
Jerry Winchester	President and Chief Executive Officer (our principal executive officer)
Dewitt Edwards	Executive Vice President
Gabriel Aldape	Chief Financial Officer (our principal financial officer)
Don B. Cobb	Executive Vice President

Overview of the Compensation Committee

The Compensation Committee of our board of directors is comprised entirely of independent directors in accordance with Section 121 of the American Stock Exchange rules governing listed companies. Until our acquisition of HWC on March 12, 2006, our compensation committee was composed of three members: E.J. DiPaolo, Robert S. Herlin and W. Richard Anderson. Upon our acquisition of HWC, our board of directors appointed Cindy B. Taylor, the Chief Executive Officer, President and Chief Operating Officer of Oil States International, Inc., to our Compensation Committee.

The primary duties and responsibilities of our Compensation Committee are to establish and implement our compensation policies and programs for our executive management and employees, including compensation provided to the named executive officers. Our Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist it and has done so from time to time. During 2006, our compensation committee engaged Longnecker & Associates to advise us with respect to director compensation and compensation for our chief executive officer in 2007.

The Compensation Committee works with our Secretary of the board of directors to establish an agenda for each meeting of the Compensation Committee. Our chief executive officer, general counsel and other members of our management and outside advisors may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the Compensation Committee vote on items before the committee; however, the Compensation Committee and board of directors often solicit the views of the chief executive officer on compensation matters, including as they relate to the compensation of other executives, including the other named executive officers.

Objectives of our compensation program

Our success depends on the continued contributions of our executive management and other key employees. Our compensation program is intended to attract, motivate and retain experienced and qualified personnel by providing compensation that is competitive in relation to our peers while recognizing overall business results and individual merit, and which supports the attainment of our strategic objectives by tying the interests of management and employees to those of our stockholders through the use of performance-based cash incentives and equity-based compensation.

Design of our compensation program

Our compensation program for executive management, including the named executive officers, is designed to:

•	provide compensation that is competitive with our compensation peer group;

•	balance short-term and long-term goals through the use of annual cash incentives and grants of long-term equity incentives; and

•	deliver a mix of fixed and at-risk compensation that directly relates to increasing stockholder value and our overall performance.

Each element of compensation is reviewed and considered with the other elements of compensation to ensure that it is consistent with the goals and objectives of both that particular element of compensation and our overall compensation program. In designing the compensation program and in determining senior management compensation, including the compensation of the named executive officers, we also consider the following:

•	the competitive challenges affecting our ability to attract and retain strong management;

•	our operating and financial performance compared with targeted goals;

•	each individual’s contributions to our overall results; and.

•	our size and performance relative to companies in our compensation peer group; and our available resources

In establishing compensation, we utilize compensation data (“Survey Data”) regarding the practices of other companies, including our compensation peer group. During 2006, we engaged Longnecker & Associates to provide us with Survey Data regarding director compensation, which we utilized to establish director compensation for 2006. We also utilized survey data prepared by Longnecker & Associates in connection with establishing compensation for our chief executive officer in 2007. Longnecker & Associates provides no other services to us and is otherwise independent. We utilize Survey Data to ensure that our compensation programs are competitive with our compensation peer group. The Survey Data is a compilation of compensation and other data based upon the compensation consultants’ review of our compensation peer group and other companies that participate in industry surveys.

In developing our compensation structure, we review the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies drawn from oil field service companies of a similar size. While we periodically review, evaluate and update our compensation peer group, for the compensation structure developed for 2006 the compensation peer group consisted of the following companies:

•	Allis-Chalmers Energy, Inc.

•	Basic Energy Services, Inc.

•	Ecology and Environment, Inc.

•	Gulfmark Offshore, Inc.

•	Infinity, Inc.

•	Mark West Energy Partners, L.P.

•	OMNI Energy Services Corp.

•	Pioneer Drilling Company

•	RPC, Inc.

•	Superior Well Services, Inc.

•	SYNERGX Systems, Inc.

•	T-3 Energy Services, Inc.

We target total compensation for our management that falls at the 50th percentile of our compensation peer group, allowing for the fact that we are one of the smallest companies in our peer group. We believe compensation at this level is required for us to attract and retain talented management in a competitive environment. For 2006, we also considered the compensation practices of HWC, which we acquired in March 2006, in connection with the hiring of Messrs. Aldape and Cobb, both of whom served as executive officers of HWC at the time of the acquisition.

2006 Compensation Program

Elements of Compensation

The principal elements of our executive compensation program are base salary, annual performance-based cash incentives, long-term equity incentives in the form of stock options and restricted stock grants and post-termination severance (under certain circumstances), as well as other benefits and perquisites, consisting of life and health insurance benefits, a qualified 401(k) savings plan, and the reimbursement of automobile expenses for our chief executive officer and chief financial officer.

Base Salary

We review base salaries for our chief executive officer and other executives annually to determine if a change is appropriate. In reviewing base salaries, we consider several factors, including a comparison to base salaries paid for comparable positions in our compensation peer group as reflected in the Survey Data, the relationship among base salaries paid to executive officers within our company and each executive’s individual experience and contributions to our business. Our intent is to fix base salaries at levels that we believe are consistent with our objective of attracting, motivating and retaining individuals in a competitive environment.

Base salaries for our named executive officers in 2006 were as follows:

Name	2006 Base Salary
Jerry Winchester	$250,000	(1)
Dewitt Edwards	$220,000
Gabriel Aldape	$165,000
Don B. Cobb	$200,000

(1)	Mr. Winchester’s base salary for 2007 was increased effective January 1, 2007 to $335,000. See the discussion following this table for additional information.

We have entered into employment agreements with Messrs. Winchester, Edwards and Aldape. Messrs. Edwards and Aldape entered into their employment agreements in April 2006 and March 2006, respectively. Mr. Winchester’s employment agreement was originally entered into on October 1, 2003 and on October 1, 2006 our Compensation Committee elected to renew the agreement for an additional two year period. For more information regarding the terms of these agreements, see “Employment contracts, termination of employment and change-in-control arrangements” below.

During 2006, Mr. Winchester’s employment agreement provided for a base salary of $250,000 per year and an automobile allowance of $18,000 per year. These amounts remained unchanged from October 1, 2003 until

March 1, 2007, when we approved an increase in Mr. Winchester’s 2007 base salary to $335,000 per year and Mr. Winchester agreed to forego his automobile allowance, resulting in a net base salary increase of $67,000 per year (25%), all effective as of January 1, 2007. Our Compensation Committee approved this adjustment to Mr. Winchester’s base salary so as to maintain this component of his compensation at the median of our compensation peer group based upon the Survey Data and the analysis of our compensation consultant. Mr. Winchester’s base salary had not been adjusted since 1998.

Messrs. Edwards, Aldape and Cobb each commenced employment with us during 2006. Mr. Edwards was hired by us in April 2006 and had previously been engaged by us as a consultant to assist us with our then proposed acquisition of HWC and related financing transactions. Mr. Edwards’ base salary was established through mutual negotiations while taking into consideration the rates that we had been paying for his services as a consultant. Messrs. Aldape and Cobb were hired by us in March 2006 in connection with our acquisition of HWC. The base salaries for Messrs. Aldape and Cobb were also established through mutual negotiations while taking into consideration the salary paid to them by HWC at the time of our acquisition, the increased demands on their time associated with the integration of HWC with us and the increased responsibilities they would undertake as executive officers of a publicly-held company.

Annual Cash Incentives

Annual cash incentive compensation is intended to focus and reward executives and other key employees for meeting performance objectives tied to increasing stockholder value. To further this objective for 2006 and 2007, we have implemented an annual performance-incentive plan, or APIP. The annual performance-incentive plan provides for cash incentive payments tied to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) targets established for each plan year, which are adjusted as necessary to account for the effects of acquisitions or dispositions of businesses and unusual events.

We believe that EBITDA is a key indicator of our financial and operational success and is the principal measure of performance utilized by investors in valuing our company and our competitors and in assessing the effectiveness of our management. We establish specific EBITDA threshold, goal and stretch targets under the APIP at the beginning of each fiscal year, as well as the award level, as a percentage of base salary, that may be earned by certain employees including the named executives if performance exceeds the threshold, goal or stretch targets. Performance must satisfy the threshold level before any incentive compensation is earned. EBITDA at or in excess of the threshold amount, but less than the APIP goal amount, entitles the executive to a pro rata percentage of the goal award. EBITDA at or in excess of the goal or stretch amount entitles the executive to compensation at the goal award percentage or the stretch award percentage, as applicable. Amounts earned, if any, are generally paid during March of the following year, when our results for the prior year become available upon completion of our annual audit.

EBITDA targets are set at levels that reflect our internal, confidential business plan at the time the awards were established. The threshold target is 80% of our EBITDA goal as reflected in our business plan. The stretch target is 120% of our EBITDA goal. The EBITDA goal and stretch target are intended to be challenging but achievable. For 2006, our consolidated EBITDA exceeded the stretch goal. The award levels (as a percentage of base salary) for Messrs. Winchester, Edwards, Aldape and Cobb were 55-110%, 50-100%, 50-100%, and 50-100%, respectively. We believe that establishing specific attainable goals for management that are consistent with our business plan and that offer the executive the opportunity for meaningful additional cash compensation is the best method to incentivize management to achieve and exceed our business objectives. For 2007, the award level for Mr. Winchester has been increased to 60-120%.

The annual cash incentives awarded to the named executive officers for fiscal year 2006 performance are included in the Summary Compensation Table below. The table reflects awards for 2006 performance that were paid during March 2007.

Long-term Incentives

Long-term incentives comprise a significant portion of an executive’s compensation package. Long-term incentives are intended to align the interests of our executives with our stockholders and retain the executives through the term of the awards. Long-term incentives are also consistent with our objective of providing an “at-risk” component of compensation. In establishing long-term incentive awards we endeavor to remain consistent with the Survey Data while taking into account each individual’s performance.

At times, our Compensation Committee has utilized both stock options and restricted stock to provide long-term incentives, each of which is discussed in more detail below. For 2006, our Compensation Committee utilized only stock options to provide long-term incentives. Our Compensation Committee approves the individual grants for each executive. Grants are generally made at the time of employment and during March of each year in accordance with procedures established by our Compensation Committee, which provide that awards are priced based upon the market price on the date of grant. The amounts granted vary each year and are based on management’s performance, the Survey Data and management’s total compensation package. Previous awards and grants, whether vested or unvested, may be considered by our Compensation Committee in establishing the current year’s awards and grants but generally do not limit the size of the award that may be received, as we do not wish to create any disincentive for an executive to hold shares of our common stock.

Equity Incentive Plans

We may make awards to executives under our 2000 Long Term Incentive Plan (the “2000 Plan”) or our 2004 Long Term Incentive Plan (the “2004 Plan”). The 2000 Plan was approved by our stockholders on October 25, 2000, and the 2004 Plan was approved by our stockholders on April 8, 2004. On March 1, 2006, our stockholders approved an amendment to our 2004 Plan in conjunction with our acquisition of HWC that increased the number of shares available under it to 8,000,000. We refer to the 2000 Plan and the 2004 Plan collectively as the “Plans.”

Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants under the Plans, as of December 31, 2006, approximately 2.6 million shares were available for new grants under the Plans, and there were approximately 7.2 million shares subject to outstanding awards under these and predecessor plans.

The Plans facilitate the issuance of future long-term incentive awards as part of our comprehensive compensation structure and are administered by a committee of non-employee directors of our board of directors, currently our Compensation Committee. The Plans permit the granting of awards in the form of options to purchase our common stock, shares of restricted stock, as well as shares of phantom stock that are settled in cash and cash bonuses. The grant of a cash bonus does not reduce the number of shares of common stock with respect to which awards may be granted pursuant to the Plans.

Our Compensation Committee from time to time designates the employees and consultants who are granted awards and the amount and type of such award. Our Compensation Committee has full authority to administer the Plans, including authority to interpret and construe any provision of Plans and the terms of any awards issued under it and to adopt such rules and regulations for administering the Plans as the Compensation Committee may deem necessary. Our Compensation Committee may accelerate the date on which any option granted becomes exercisable, extend the date on which any option granted ceases to be exercisable, accelerate the vesting date or issue date of a restricted stock grant, or waive any condition imposed under the Plans with respect to any share of restricted stock granted under the Plans, and accelerate the vesting date or waive any condition imposed under the Plan with respect to any share of phantom stock granted under the Plan. No person is permitted to receive in any year stock options for more than 1,000,000 shares. The 2004 Plan will expire and no awards may be made after March 25, 2014. The 2000 Plan will expire and no awards may be made after September 2, 2010. Awards outstanding under the Plans at the time of termination of the Plans will remain outstanding until they expire under the terms of the agreement governing the award, which is not longer than ten years from the date of grant.

The long-term incentive information related to the named executive officers during fiscal year 2006 is included in the Summary Compensation Table below. Additional information relating to long-term incentive awards is shown in the Grants of Plan Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table below.

Stock Options

An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide executive management and key employees with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to vest, thus providing an incentive for an option holder to remain employed by us. Stock options link a portion of the option holder’s compensation to stockholders’ interests by providing an incentive to increase the market price of our stock.

Option grants to senior management are generally considered annually, at the same time as grants are considered for the general eligible employee population, in March, after our year-end results become publicly available. Our practice is that the exercise price for each stock option is the market value on the date of grant, which is normally the date that our Compensation Committee approves the award at a meeting of the Compensation Committee. Generally, market value means the closing price for a share of common stock on the day of grant or, if such date is not a trading day, the last trading day preceding the day of the grant, as reported by the American Stock Exchange. With respect to employees who are not executive officers, the Compensation Committee may delegate its authority to make such grants to our chief executive officer by specifying the total number of shares that may be subject to grants and the circumstances under which grants may be made. All proposed stock options to new-hire employees are required to be approved by our Compensation Committee or chief executive officer pursuant to delegated authority. The grant date in this instance is the later date between the hire date and date of award.

The Plans provide that stock options may be either incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). We refer to NSOs and ISOs collectively as “stock options.” The term of a stock option may not exceed 10 years. Consultants are not entitled to receive ISOs. The exercise price of any NSO granted under the Plans is not permitted to be less than 50% of the fair market value of a share of common stock on the date on which such NSO is granted or the price required by law, if higher. The exercise price of any ISO may not be less than 100% of the fair market value of a share of common stock on the date on which such ISO is granted. Although the Plans permit otherwise, as a matter of practice we grant NSO’s only at the fair market value of a share of common stock on the date of grant.

Stock options generally vest and become exercisable in annual increments after the original grant date. Our recent grants have included three year vesting periods. Different vesting periods may be utilized depending on the magnitude of the grant, the terms of the executives’ employment agreement, if any, the Survey Data and our compensation objectives. Under certain circumstances stock options may vest on an accelerated basis, such as in the event that we engage in a transaction that effects a change in the control of our company. In this event, all stock options held by the executive may automatically vest and become exercisable in accordance with the terms outlined in the stock option award agreement.

The exercise prices of the stock options granted to the named executive officers during fiscal year 2006 are shown in the Grants of Plan-Based Awards Table below. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards Table.

Restricted Stock Awards

During 2006, we did not grant any restricted stock awards to our named executive officers or other key employees, though we have in the past, and may in the future determine that it is necessary or useful to use these awards either separately or in conjunction with stock options. Restricted stock awards are shares of our common stock that are awarded with the restriction that the executive remain with us through certain “vesting” dates. Prior to the restrictions thereon lapsing, the executive may not sell, transfer, pledge, assign or take any similar action with respect to the shares of restricted stock which he owns. Once the restrictions lapse with respect to shares of restricted stock, the executive owning such shares will hold freely-transferable shares, subject only to any restrictions on transfer contained in our certificate of incorporation, bylaws and insider trading policies, as well as any applicable federal or state securities laws. Despite the restrictions, each executive will have full voting rights and will receive any dividends or other distributions, if any, with respect to the shares of restricted stock which the executive owns.

Restricted stock awards to senior management are generally considered annually, in March, after our year-end results become available, and at the same time as grants to the general eligible employee population are considered.

Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value. The purpose of granting restricted stock awards is to encourage ownership, encourage retention of our executive management and to provide an incentive for business decisions that increase value to our shareholders. Recognizing that our business is subject to significant cyclical fluctuations that may cause the market value of our common stock to fluctuate, we also intended the awards to provide an incentive for executive management to remain with us throughout business cycles.

Restricted stock awards generally vest one-fourth annually after the original award date. As a consequence, the recipients do not become unconditionally entitled to retain any of the shares of restricted stock until one year following the date of grant, subject to certain exceptions related to acceleration of vesting in the event we engage in a change-in-control transaction. Under this circumstance all restricted stock awards held by the executive may automatically vest in accordance with the terms of the restricted stock award agreement. Any unvested restricted stock awards generally are forfeited if the executive terminates employment with us.

Change in Control Provisions

Upon the occurrence of a change in control, all options under the Plans vest and the restrictions on all shares of restricted stock outstanding on the date on which the change in control occurs automatically terminate. This provision is intended to ensure that executives are not unduly influenced by a potential loss of unvested awards during evaluation and negotiation of a potential strategic transaction.

For purposes of the Plans, the term “change in control” means that term as it is defined in the federal securities laws; or the occurrence of any of the following events:

•

any person becomes, after the effective date of the Plans the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the combined voting power of our then outstanding securities; provided, that the acquisition of additional voting securities, after the effective date of the Plans, by any person who is, as of the effective date of the Plans, the beneficial owner, directly or indirectly, of 50.1% or more of the combined voting power of our then outstanding securities, will not constitute a “change in control” for purposes of the Plans;

•

a majority of individuals who are nominated by our board of directors for election to the board of directors on any date, fail to be elected to our board of directors as a direct or indirect result of any proxy fight or contested election for positions on the board of directors; or

•	the sale, lease, transfer or other disposition of all or substantially all of our assets (other than to one of our wholly owned subsidiaries).

The acquisition of our common stock by Oil States Energy Services, Inc., and its affiliates in connection with our acquisition of HWC did not constitute a change in control and therefore did not trigger vesting of awards outstanding at that time.

Retirement Benefits

We do not maintain a defined benefit pension plan or retiree medical program that covers our executive officers. Retirement benefits to our executive officers are currently provided through a tax-qualified profit sharing and 401(k) plan (our “Savings Plan”), in which all eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 15% or the statutorily prescribed limit of $15,000 in calendar year 2006 ($15,500 in 2007), plus up to an additional $5,000 in the form of “catch-up” contributions for participants near retirement age, and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code, so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made. We match 50% of the initial 6% contributed by an employee to the Savings Plan, subject to a 15% maximum based on the employee’s compensation as defined in the Savings Plan. Executives participate in the Savings Plan on the same basis as other employees.

The Savings Plan provides for 14 different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The independent trustee of the Savings Plan then invests the assets of the Savings Plan as directed by participants. The Savings Plan does not provide our employees the option to invest directly in our securities. The Savings Plan offers in-service withdrawals in the form of after-tax account distributions and age 59.5 distributions.

We believe that the Savings Plan supports the objectives of our compensation structure, including the ability to attract and retain senior and experienced mid- to late-career executives for critical positions within our organization.

We also assumed the HWC 401(k) plan in connection with the acquisition of HWC. Mr. Cobb and Mr. Aldape were covered under the HWC 401(k) plan for 2006. The HWC Plan operates on similar terms to our Savings Plan except that employees may elect to reduce their current annual compensation up to the lesser of 50% or the statutorily prescribed limit of $15,000 in calendar year 2006 ($15,500 in 2007), plus up to an additional $5,000 in the form of “catch-up” contributions for participants near retirement age, and we match 100% of the initial 4% and 50% of the next 2% contributed by an employee to the Savings Plan, subject to the Plan prescribed limits.

Perquisites

During 2006, our chief executive officer and chief financial officer received automobile allowances for the use of their personal vehicles while on company business. Our use of perquisites as an element of compensation is limited and is largely based on historical practices and, in the case of our chief financial officer, because we require that he commute on a regular basis from his home in Louisiana to our corporate headquarters in Houston, Texas. We do not view perquisites as a significant element of our compensation structure but do believe that they can be used in conjunction with executive compensation packages to motivate and retain qualified individuals in a competitive environment. The Compensation Committee annually reviews the perquisites provided to determine if they are appropriate and if any adjustments are warranted. Subsequent to year end 2006, our chief executive officer agreed to terminate his automobile allowance.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

On October 1, 2003, we entered into an employment agreement with Jerry Winchester, which was renewed October 1, 2006. Effective March 1, 2006, we entered into an employment agreement with Gabriel Aldape, and on April 1, 2006, we entered into an employment agreement with Dewitt Edwards. The employment agreement with Mr. Aldape was negotiated in conjunction with our acquisition of HWC on March 3, 2006. Under certain circumstances, and particularly during periods when we are engaged in transactions that may significantly alter the nature and composition of our business, board of directors and stock ownership, we believe that employment agreements and change of control arrangements may be useful in allowing an executive to continue to focus his attention on our business objectives without undue regard for the consequences the attainment of those objectives may have on his individual compensation or role with our company. We do not currently have an employment agreement or any change-in-control arrangement with Mr. Cobb.

Term of Employment Agreements

The initial term of Mr. Winchester’s employment agreement was three years, with automatic extensions of two years unless either party provides written notice six months prior to expiration of the initial term or any extension. Mr. Winchester’s employment was automatically extended for an additional two years on October 1, 2006. Mr. Edwards’s employment agreement provides for an initial term of two years, with automatic extensions of two years unless either party provides written notice three months prior to expiration of the initial term or any extension. Mr. Aldape’s employment agreement provides for an initial term of one year, with automatic extensions of one year unless either party provides written notice three months prior to expiration of the initial term or any extension.

Compensation and Benefits

The salary payable to each of the named executives is the amount set forth under the heading “2006 Base Salary” in the table above. The salary of each executive is subject to periodic review and may be increased from time to time by our Compensation Committee. Each executive is eligible to receive grants of stock options, restricted stock or other equity awards as determined in the discretion of our Compensation Committee from time to time. Each executive is entitled to participate in the APIP, to the extent that our Compensation Committee approves an APIP, subject to the targets established by our Compensation Committee and the award percentage established for each executive. Each of the executives is also entitled to reimbursement for reasonable business expenses and to participate in our medical, life, and disability insurance programs, and all other employee benefit plans which we may, from time to time, make available. Mr. Winchester’s agreement requires that we pay premiums on life insurance coverage with a benefit of not less than $1,500,000.

In conjunction with the initial execution of his employment agreement on October 1, 2003, Mr. Winchester received an option to purchase 500,000 shares of our common stock at an exercise price of $1.20 per share which vested immediately upon award on October 1, 2003. At that time Mr. Winchester also received a grant of 300,000 shares of restricted common stock, 60,000 shares of which were issued to him upon his execution of the agreement and the remainder of which were issued to him in four equal annual installments on each succeeding anniversary of the agreement. These grants were made under the 2000 and 2004 Plans. Mr. Winchester was not awarded any equity compensation during 2006. On March 1, 2007, our Compensation Committee approved an award to Mr. Winchester of 145,632 shares of restricted common stock under the 2004 Plan, the amount of shares approximately equal to $300,000 of value as of the date of the award. The restricted stock will vest in four equal installments on each one-year anniversary of the date of grant, provided that Mr. Winchester has been continuously employed by us through each such anniversary date.

In conjunction with Mr. Edwards’s execution of his employment agreement on April 1, 2006, Mr. Edwards received an option to purchase 120,000 shares of our common stock at an exercise price of $1.71 per share, vesting in three equal annual installments. Mr. Edwards also holds an option to purchase 300,000 shares of common stock at $1.13 per share, which he received in October 2005 as a consequence of the services he performed on our behalf as a consultant. This option vests as to 50% on the first anniversary of the grant date and as to 25% on each of the two succeeding anniversaries of the grant date. These grants were made under the 2004 Plan.

In conjunction with Mr. Aldape’s execution of his employment agreement, on March 2, 2006, Mr. Aldape received an option to purchase 150,000 shares of our common stock at an exercise price of $1.43 per share, vesting in three equal annual installments. This grant was made under the 2004 Plan.

Termination Provisions and Severance Payments

We may terminate each executive’s employment upon his death or disability, or for cause or without cause. Cause is defined to mean generally that the executive has engaged in gross negligence or willful misconduct in the performance of his duties; has refused to perform his duties; has materially breached his employment agreement; commits or is arrested or charged with any felony or crime involving moral turpitude which would impair his ability to perform his duties or impair our business reputation; or misappropriates any of our funds or property. Each executive may terminate his employment based on uncured material breaches of the material provisions of his employment agreement by us, a substantial and material reduction in the scope of his office, duties or responsibilities, or the assignment to him of duties or responsibilities that are materially inconsistent with his office.

Additionally, Messrs. Winchester and Aldape may each terminate employment within twelve months following a change in control of our company, which is defined to include a merger, consolidation or reorganization in which we are not the surviving entity (other than a transaction involving our wholly-owned subsidiaries); any sale, lease, exchange or other transfer of all or substantially all of our assets; our dissolution or liquidation; or the acquisition of 30% or more of our voting securities by any person or group (as contemplated in Section 13(d)(3) of the Securities Exchange Act of 1934) or a contested election in which persons who were directors prior to such election cease to constitute a majority of our board of directors.

If the employment of any of the executives is terminated by us for cause, such executive is not entitled to any further pay or benefits from us.

If the employment of any executive, with the exception of Mr. Cobb, is terminated by us without cause or if we fail to renew such employment agreement at the expiration of the initial term or any renewal term, or if such executive terminates his employment with good reason or following a change of control, such executive will be entitled to a lump sum payment equal to the initial term of his agreement (i.e., two years for Mr. Winchester, one years for Mr. Edwards and one year for Mr. Aldape) multiplied by his then current base salary; a payment equal to any bonus which he would have been eligible to receive in the year in which termination occurs, and the continuation of his participation in our health insurance plans, at our expense, for a time period per his agreement (i.e. twelve months for Mr. Winchester and Mr. Edwards and six months for Mr. Aldape) or (if earlier) the date on which he secures coverage under another plan providing comparable coverage. In addition, Mr. Winchester and Mr. Aldape each is entitled to receive a payment equal to six months of the automobile allowance provided under his employment agreement.

Had each of these executives terminated employment as set forth above as of December 31, 2006, they would have received payments totaling $662,000, $345,000 and $261,000, respectively. In the event that we were to have terminated these executives without cause on such date, each would have also been entitled to receive the full amount of his payment under the APIP plan for 2006.

Each employment agreement provides that for a period of one year after termination the executive will not, directly or indirectly, solicit or induce our employees, customers, or suppliers to terminate their relationships with us. Further, each executive agrees not to directly or indirectly employ any person who was employed by us during the two years preceding the date of termination and who possesses or is reasonably likely to possess confidential information belonging to us.

In our view, having the change of control and severance protections helps to maintain the named executive officer’s objectivity in decision-making and provides another vehicle to align the interests of our named executive officer with the interests of our stockholders.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and senior executives, including the named executive officers. These agreements provide for us to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our Certificate of Incorporation, Bylaws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executives and independent, non-management directors.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to our chief executive officer and our four other highest-paid executive officers unless certain specific and detailed criteria are satisfied. We believe that it is often desirable and in our best interests to deduct compensation payable to our executive officers. However, we also believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code. In this regard, we consider the anticipated tax treatment to our company and our executive officers in the review and establishment of compensation programs and payments; however, we may from time to time pay compensation to our executives that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans. Our goal is for compensation paid to our executive officers to be fully deductible under the code.

Although equity awards may be deductible for tax purposes by us, the accounting rules pursuant to FAS 123(R) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below sets forth certain summary information concerning the compensation earned by our named executive officers during the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards (1)($)	Non-Equity Incentive Plan Compensation Earnings (2)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (4)($)		Total (%)($)
Jerry Winchester President and Chief Executive Officer	2006	250,000					275,000		25,135		550,135
Dewitt Edwards Executive Vice President	2006	216,250				171,323	222,000		6,668		616,151
Gabriel Aldape Chief Financial Officer	2006	137,769	(3)			126,127	165,000		16,977		445,873
Don B. Cobb Executive Vice President	2006	151,439	(3)			252,253	180,000		21,245	(5)	604,937

(1)

Please see the discussion of the assumptions made in the valuation of these awards in the financial statements and footnotes to the financial statements of the Company’s 2006 Form 10-K filed with the SEC. We adopted the fair value recognition provisions of SFAS No. 123(R) effective January 1, 2006. Under the SFAS No. 123(R), we recorded compensation expense in our Audited Consolidated Financial Statements for the year ended December 31, 2006 with respect to the awards included in this table. See “Note B Summary of Significant Accounting Policies” in the financial statements of the 2006 Form 10-K for further discussion of the accounting treatment for these options.

(2)	These amounts represent cash payments under the 2006 APIP.
(3)	Mr. Aldape and Mr. Cobb joined the Company on March 3, 2006, and the salary amounts represent pro rated service.
(4)	Includes car allowances, life insurance premiums and matching contributions to 401(k) plans.
(5)	Includes $9,798 Algerian payroll taxes.

GRANTS OF PLAN BASED AWARDS

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2006.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (1) ($ / Sh)	Grant Date Fair Value of Option Awards (2)($)
		Threshold (#)	Target (#)	Maximum (#)
Jerry Winchester	—	—	—	—	—	—	—	—
Dewitt Edwards (3)	5/22/06	—	120,000	—	—	120,000	$1.71	164,538
Gabriel Aldape (4)	3/02/06	—	150,000	—	—	150,000	$1.43	168,169
Don B. Cobb (5)	3/02/06	—	300,000	—	—	300,000	$1.43	336,338

(1)	Represents closing market price of our common stock on the American Stock Exchange on the date of the grant.
(2)

We adopted the fair value recognition provisions of SFAS No. 123(R) effective January 1, 2006. Accordingly, the grant date fair value for awards made in 2006 are calculated in accordance with SFAS 123(R).

(3)

Effective May 22, 2006, Mr. Edwards received an option to purchase 120,000 shares of common stock, pursuant to the 2004 Long Term Incentive Plan, vesting over three years, 33% on each grant anniversary date in each of 2007, 2008, and 2009.

(4)

Effective March 2, 2006, Mr. Aldape received an option to purchase 150,000 shares of common stock pursuant to the 2004 Long Term Incentive Plan vesting over two years, with 33% vesting immediately and 33% on each grant anniversary date in each of 2007 and 2008.

(5)

Effective March 2, 2006, Mr. Cobb received an option to purchase 300,000 shares of common stock pursuant to the 2004 Long Term Incentive Plan vesting over two years, with 33% vesting immediately and 33% on each grant anniversary date in each of 2007 and 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2006.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jerry Winchester	500,000 37,500				1.20 3.00	10/01/13 02/15/10	60,000	(1)	134,400	(2)
Dewitt Edwards	150,000	150,000 120,000	(3) (4)		1.13 1.71	10/12/11 5/22/12
Gabriel Aldape	50,000	100,000	(5)		1.43	3/3/12
Don Cobb	100,000	200,000	(6)		1.43	3/3/12

(1)

Effective October 1, 2003, Mr. Winchester received a restricted stock award of 300,000 (post one for four reverse split) shares of common stock pursuant to the 2000 Long Term Incentive Plan, with 20% vesting immediately and 20% on each grant anniversary date in each of 2004, 2005, 2006 and 2007.

(2)	Market value calculation is the number of shares times the closing market value on the last day of the year.
(3)	75,000 shares will vest on October 12, 2007 and 75,000 shares will vest on October 12, 2008.
(4)	40,000 shares will vest on May 22, 2007, 40,000 shares will vest on May 22, 2008, and 40,000 shares will vest on May 22, 2009.
(5)	50,000 shares vested on March 3, 2007, and 50,000 shares will vest on March 3, 2008.
(6)	100,000 shares vested on March 3, 2007, and 100,000 shares will vest on March 3, 2008.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes stock owned by our named executive officers that vested in 2006. There were no options exercised by our named executive officers in 2006.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1)($)
Jerry Winchester	60,000	134,400
Dewitt Edwards	—	—
Gabriel Aldape	—	—
Don B. Cobb	—	—

(1)	Value realized calculation is the number of shares times the closing market value on the last day of the year.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2006 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(c)
Equity compensation plans approved by security holders(1	6,435,000	$1.27	2,564,000
Equity compensation plans not approved by security holders	—	—	—
Total	6,435,000	$1.27	2,564,000

(1)	Represents shares under the Boots & Coots 2004 Long Term Incentive Plan, 2006 Non-Employee Director Stock Incentive Plan, 2000 Long Term Incentive Plan and Outside Directors Option Plan.

Compensation Committee Interlocks and Insider Participation

In the period covered by this report, none of our executive officers served as a board member or member of a Compensation Committee or similar body for another company that had an executive officer serving as a member of our board of directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

W. Richard Anderson

E. J. DiPaolo

Cindy B. Taylor

Robert S. Herlin, Chairman

COMPENSATION OF DIRECTORS

2006 Director Compensation

The table below sets forth certain information concerning the compensation earned in 2006 by our non-employee directors who served in 2006.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Douglas Swanson(1)	—	—	—	—	—	—
Cindy Taylor(1)	—	—	—	—	—	—
K. Kirk Krist	$176,250	$30,000	—	—	—	$206,250
Richard Anderson	$52,000	$30,000	—	—	—	$82,000
Robert Herlin	$48,250	$30,000	—	—	—	$78,250
E.J. DiPaolo	$44,500	$30,000	—	—	—	$74,500

(1)	Mr. Swanson and Mrs. Taylor have declined to receive payment for service on the board during 2006.
(2)	Mr. Krist was compensated under a consulting agreement for his services as non-executive chairman until July 15, 2006.

Compensation Of Directors

Directors who are also employed by us do not generally receive a retainer or fees for service on the board or any committees. During 2005 and through March 31, 2006, the Chairman of the Board and directors who were not employed by us were entitled to receive a fee of $5,000 for attendance at each meeting of the board, $2,500 per committee chaired and $2,500 for each special committee meeting. Both employee and non-employee directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees and for other reasonable expenses related to the performance of their duties as directors.

On May 31, 2006, the Board of Directors approved a plan for outside directors that compensates each non-employee director with an annual retainer of $20,000, plus $30,000 of our common stock awarded annually, $5,000 for each board meeting attended and $1,000 for each special board meeting and committee meeting attended. In addition, the Chairman of the Board will receive an additional $25,000 annual fee, the Chairman of the Audit Committee will receive an additional $10,000 annual fee and the Chairman of the Compensation Committee will receive an additional $5,000 annual fee. The plan became effective as of the second quarter of 2006; however, the award of $30,000 worth of common stock was not made until following shareholder approval of the 2006 Non-Employee Director Stock Incentive Plan on September 19, 2006. Mr. Swanson and Mrs. Taylor elected not to receive compensation for their board service for 2006.

Non-Employee Director Option Plan. On November 12, 1997, our board of directors adopted the Non-employee Director Stock Option Plan (the “Directors’ Plan”) and our stockholders approved such plan on December 8, 1997. The Directors’ Plan provides for the issuance each year of an option to purchase 3,750 shares of common stock to each member of the board of directors who is not an employee. The purpose of the Directors’ Plan is to encourage the continued service of outside directors and to provide them with additional incentive to assist us in achieving our growth objectives. Options may be exercised over a five-year period with the initial right to exercise starting one year from the date of the grant, provided the director has not resigned or been removed for cause by the board of directors prior to such date. After one year from the date of the grant, options outstanding under the Directors’ Plan may be exercised regardless of whether the individual continues to serve as a director. Options granted under the Directors’ Plan are not transferable except by will or by operation of law. Options to purchase 48,000 shares of common stock have been granted under the Directors’ Plan at an exercise price of $3.00 per share. In addition, each outside director was granted an option for 100,000 shares of common stock at fair market value on September 30, 2003 ($1.24). These options vested over a two-year period beginning on September 30, 2003. Through December 31, 2006, options covering an aggregate of 454,750 shares of common stock have been granted under the Non-Employee Director Option Plan and there were 415,000 shares underlying options outstanding under the plan. In 2006, stockholders approved the 2006 Non-Employee Director Stock Incentive Plan which amends and restates the plan to permit the issuance of restricted stock as a component of the compensation for outside directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of [April 30], 2007, information regarding the ownership of our common stock owned by (i) each person (or “group” within the meaning of Section 13(d)(3) of the Security Exchange Act of 1934) known by us to own beneficially more than 5% of common stock; (ii) each or our directors, (iii) each of our named executive officers and (iv) all of our executive officers and directors of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Oil States Energy Services, Inc. 333 Clay Street, Suite 4620 Houston, Texas 77002	11,512,137	(2)	15.3%

Officers and Directors:
Douglas E. Swanson	—		*
Jerry L. Winchester	923,132	(3)	1.2%
W. Richard Anderson	176,912	(4)	*
E. J. DiPaolo	134,109	(5)	*
Robert S. Herlin	134,109	(5)	*
K. Kirk Krist	67,859	(6)	*
Cindy B. Taylor	—		*
Robert G. Croyle	13,216	(7)	*
Gabriel Aldape	100,000	(8)	*
Dewitt H. Edwards	190,000	(9)	*
Don B. Cobb	247,500	(10)	*
All executive officers and directors as a group (eleven people)	1,986,837	(11)	2.6%

*	less than 1%
(1)

Unless otherwise noted, the business address for purposes hereof for each person listed is 7908 N. Sam Houston Parkway W., Suite 500, Houston, Texas 77064. Beneficial owners have sole voting and investment power with respect to the shares unless otherwise noted.

(2)	Oil States Energy Services Inc. is a wholly owned subsidiary of Oil States International, Inc., which may be deemed to have shared voting and investment power over such shares.
(3)	Includes options to purchase 537,500 shares of common stock exercisable within 60 days and 145,632 shares of restricted stock.
(4)	Includes options to purchase 141,250 shares of common stock exercisable within 60 days and of 30,359 shares of restricted stock.
(5)	Consists of options to purchase 103,750 shares of common stock exercisable within 60 days and of 30,359 shares of restricted stock.
(6)	Consists of options to purchase 37,500 shares of common stock exercisable within 60 days and of 30,359 shares of restricted stock.
(7)	Consists of 13,216 shares of restricted common stock.
(8)	Consists of options to purchase 100,000 shares of common stock exercisable within 60 days.
(9)	Consists of options to purchase 190,000 shares of common stock exercisable within 60 days.
(10)	Consists of options to purchase 200,000 shares of common stock exercisable within 60 days.
(11)	Consists of options to purchase 1,413,750 shares of common stock exercisable within 60 days and 280,284 shares of restricted common stock.

PERFORMANCE OF COMMON STOCK

	12/01	12/02	12/03	12/04	12/05	12/06
Boots & Coots International Well Control	100.00	32.00	63.00	45.50	52.00	112.00
S & P 500	100.00	77.90	100.24	111.15	116.61	135.03
S & P Energy	100.00	88.87	111.65	146.87	192.93	239.63
PHLX Oil Service Sector	100.00	91.27	105.49	142.69	214.08	242.69

STOCKHOLDER PROPOSALS

Stockholders who wish to present proposals for action at the next annual meeting of stockholders should submit their proposals in writing to our Secretary at the address set forth on the first page of this proxy statement. We must receive proposals no later than March 1, 2008 for inclusion in the items considered at the annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

We have provided without charge to each person whose proxy is solicited hereby a copy of the 2006 Annual Report of the Company, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2006 (including the consolidated financial statements) filed with the SEC.

Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms located at 450 Fifth Street, N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. In addition, through our website, www.boots-coots.com, you can access electronic copies of documents we file with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this proxy statement. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning Jennifer Tweeton, Director of Investor Relations and Communications, at our principal executive office, which is:

Boots & Coots International Well Control, Inc.

7908 N. Sam Houston Parkway West, 5th Floor

Houston, Texas 77064

Phone (281) 931-8884

investorrelations@boots-coots.com

OTHER MATTERS

Our board of directors knows of no other business matters to be acted upon at the annual meeting other than those referred to in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the board may recommend.

[Proxy Card]

BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.

This Proxy Is Solicited On Behalf Of The Board Of Directors

I have received the Notice of Annual Meeting of Stockholders to be held on June 20, 2007 (the “Annual Meeting”), and a Proxy Statement furnished by the Board of Directors of Boots & Coots International Well Control, Inc. (the “Company”) for the Annual Meeting. I appoint Douglas Swanson and Jerry Winchester, and each of them, as proxies with power of substitution in each, to represent me and to vote all the shares of common stock of the Company that I am entitled to vote at the Annual Meeting in the manner shown on this form as to the following matters and in their discretion on any other matters that come before the meeting.

1.	Election of three Class I directors for a term of three years or until their earlier death, resignation or removal.

FOR all nominees listed below with no exceptions: [ ]	FOR all nominees with exceptions noted below: [ ]	WITHHOLD authority for all nominees listed below: [ ]

Nominees:     W. Richard Anderson

     Robert S. Herlin

     Robert G. Croyle

(INSTRUCTION: To withhold authority to vote for one or more of the nominee(s), write the nominee(s) name for which you wish to withhold authority to vote for in the space provided below entitled “Exceptions.”).

Exceptions:

2.        In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the Annual Meeting.

The Company’s Board of Directors recommends a vote FOR election of all 3 Nominees in proposal 1.

(PLEASE READ INSTRUCTIONS ON THE REVERSE SIDE AND EXECUTE)

[Reverse of Proxy Card]

THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. IF THIS PROXY IS SIGNED AND RETURNED, IT WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT IF YOU DO NOT SPECIFY HOW THE PROXY SHOULD BE VOTED, IT WILL BE VOTED “FOR” ELECTION OF ALL THREE NOMINEES IN PROPOSAL 1.

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.

Dated:		, 2007

Signature:

Signature:
(if held jointly)

Please sign this proxy as your name(s) appears above. Joint owners should both sign. If signed as attorney, executor, guardian, trustee or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope.